Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 033-20773 on Form N-1A of our reports dated February 11, 2013, relating to the financial statements and financial highlights of VIP Index 500 Portfolio and VIP Disciplined Small Cap Portfolio, and of our reports dated February 19, 2013, relating to the financial statements and financial highlights of VIP Contrafund Portfolio and VIP Emerging Markets Portfolio, each a fund of Variable Insurance Products Fund II, appearing in the Annual Reports on Form N-CSR of Variable Insurance Products Fund II for the year ended December 31, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 15, 2013